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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE

THE CARBIDE/GRAPHITE GROUP, INC. ANNOUNCES
COMPREHENSIVE FINANCIAL RESTRUCTURING;
EQUITY INVESTMENT BY QUESTOR PARTNERS

         Pittsburgh, Pennsylvania - June 3, 2001 - The Carbide/Graphite Group, Inc. (NASDAQ: CGGI) and Questor Management Company, LLC announced today that they have reached a definitive agreement under which Questor Partners Fund II, L.P. and other funds managed by Questor will acquire $49 million of a new Carbide/Graphite convertible preferred stock in a transaction that would give Questor a controlling interest in Carbide/Graphite. An existing director of Carbide/Graphite will acquire $1 million of the same convertible preferred stock. In addition, Carbide/Graphite said it will offer $15 million of the same convertible preferred stock to its existing common stockholders in a follow-on rights offering to be completed once the issuance to Questor is consummated. Questor said it has agreed to purchase any of the convertible preferred stock offered to but not purchased by the existing common stockholders in the rights offering.

         "The Questor investment is the critical component of our financial restructuring that will stabilize Carbide/Graphite's financial condition and provide us with the capital needed to complete the previously announced hydrodesulfurization project for our needle coke affiliate, Seadrift Coke, L.P.," said Walter B. Fowler, Chairman and Chief Executive Officer of Carbide/Graphite. "Teamed with Questor, we will be able to build on the process improvements we have made in recent years to reinvigorate the company and improve shareholder value."

         Carbide/Graphite produces industrial graphite products, including graphite electrodes for the electric arc furnace ("EAF") segment of the steel production industry, the needle coke from which graphite electrodes are produced and other graphite specialty productions. C/G also produces calcium carbide and its derivative products, principally acetylene gas, for use in specialty chemical, fuel gas and metallurgical applications. Carbide/Graphite's sales during its most recent fiscal year ended July 31, 2000 totaled approximately $207 million. Questor Management Company, headquartered in Southfield, Michigan, with an office in New York City, manages Questor Partners Fund II.

         "Carbide/Graphite fits the investment criteria of Questor Partners Fund II and we believe the company will benefit significantly from the financial wherewithal, management acumen and turnaround skills that Questor brings to the situation," said Jay Alix, co-founder and principal of Questor Management Company. "The company has excellent engineering, manufacturing and marketing capabilities, and has developed solid relationships with key customers around the world. Its future is bright."

         "While its sales, profits and stock price have been depressed by recent difficulties encountered by the global steel industry, we believe
Carbide/Graphite is well positioned to recapture its growth momentum with the assistance of strategic restructuring, continued operating improvements and somewhat improved market conditions," said Michael D. Madden, a Questor principal who was involved in the transaction.

         Carbide/Graphite is one of the four largest producers of graphite electrodes used in EAF steel production, a sub-segment of the depressed steel industry that is by contrast growing at an annual rate of 3 percent. Carbide/Graphite also is the second largest producer of premium needle coke, and the proposed $30 million hydrodesulfurization facility planned for Seadrift Coke, L.P. will enable Carbide/Graphite to more efficiently manage its raw material costs and supply chain.

         The convertible preferred shares to be issued in the transaction will have a $50 per share purchase price and a dividend rate of 12 percent per year, payable in the form of additional convertible preferred shares or cash, at the discretion of Carbide/Graphite. The preferred stock will be convertible into Carbide/Graphite common stock at a fixed rate of approximately 44 shares of common stock for each share of preferred stock (an initial conversion price of $1.136 per common share or $1.087 per common share if the transaction closes after July 31, 2001). Questor also will be granted the right to purchase up to an additional $25 million in



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convertible preferred stock for a three-year period at common conversion prices that escalate 2 percent per quarter from the initial conversion price.

         Carbide/Graphite also said it has reached a tentative agreement with the lenders under its $135 million revolving credit facility. Under terms of the tentative agreement, banks representing 50 percent of the commitment would sell their loans to Carbide/Graphite at a discount of approximately $20 million. Banks representing the remaining 50 percent of the commitment would convert $10 million of their indebtedness into shares of Carbide/Graphite common stock at the initial conversion price of $1.136 or $1.087, as applicable, per common share and, after an additional $7.5 million debt repayment, would convert the balance of the commitment into a $50 million term loan facility. Carbide/Graphite also said it has initiated the process of securing a new $60 million asset-based revolving facility to be used for working capital needs and capital expenditures, including the completion of the hydrodesulfurization project.

         Carbide/Graphite's financial restructuring, including the introduction of Questor Partners Fund II as the controlling stockholder, was developed by Carbide/Graphite with the assistance of Bear Sterns & Company, its financial advisor. The proposed transaction is subject to the approval of Carbide/Graphite's shareholders at a meeting planned for July. The transaction is also contingent on final approvals by Carbide/Graphite's current lenders and government regulatory agencies, as well as the obtainment of commitments for the $60 million revolving credit facility. Officials of Carbide/Graphite and Questor said that they expect the transaction to be completed by July 31, 2001.

         The securities offered to Questor have not been and will not be registered as part of the restructuring under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities.

         The Carbide/Graphite Group, Inc. is a leading manufacturer of industrial graphite and calcium carbide products with manufacturing facilities in St. Marys, Pennsylvania; Niagara Falls, New York; Louisville and Calvert City, Kentucky; and Seadrift, Texas.

         This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Carbide/Graphite is in a highly competitive industry subject to rapid technological, product, and price changes. Other factors include ongoing liquidity and cash needs, the possibility that demand for Carbide/Graphite's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological and other risks, costs and delays associated with the start-up and operation of major capital projects and corporate restructurings, changing governmental regulations, and other risks and uncertainties, including those detailed in Carbide/Graphite's filings with the Securities and Exchange Commission. Carbide/Graphite undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.